News Release

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191

Contacts:
Investors: Paul Blalock (703) 433-4300
Media: Elizabeth Brooks (703) 433-4700

Nextel Reports Record Domestic Financial Results For 2001

- Revenues Increased 30% to $7 Billion -
- Operating Cash Flow Up 36% to $1.9 Billion -
- 2001 Subscriber Additions of 1.99 million; 8.7 Million Subscribers at Year-End -
- Targeting Positive Free Cash Flow -

RESTON, Va. – February 21, 2001 – Nextel Communications, Inc., (NASDAQ: NXTL) today announced domestic financial results for full-year 2001 including record revenues of $7.01 billion, operating cash flow of $1.90 billion and approximately 8.7 million subscribers.

“Nextel met expectations during 2001,” said Tim Donahue, Nextel’s president and CEO. “Strong customer demand produced fourth-quarter results at the high end of our guidance and Nextel continues to lead the wireless industry in subscriber quality. During 2001, Nextel added nearly 2 million new subscribers and we achieved our operating cash flow goal of $1.9 billion. In 2002, Nextel expects to reach approximately 10.7 million subscribers, all of whom will have Nextel Direct Connect® capabilities. We expect to continue to lead the industry in customer quality and satisfaction and we are targeting positive free cash flow by 2004 or earlier.”

“Nextel’s profitable growth initiatives are underway and we expect significant benefits in 2002 and beyond,” said Jim Mooney, Nextel’s executive vice president and COO. “We are excited about our recently announced strategic partnerships with IBM, TeleTech, Motorola, Qualcomm, Research in Motion and EDS. These partnerships will enable Nextel to reduce our marginal costs and enhance our competitive advantages. Combined with our focus on business customers and the voice and data applications they value most, we expect Nextel’s suite of wireless services will continue to attract and retain the best customers in the industry.”

Domestic revenues for 2001 were $7.01 billion, a 30% increase over 2000. Domestic service revenue, which excludes digital handset and accessory sales of $454 million, was $6.56 billion for 2001. In the fourth quarter, domestic revenue was $1.88 billion, a 23% increase over fourth quarter 2000.

At the end of 2001, Nextel had approximately 8.7 million domestic subscribers as well as 165,100 proportionate subscribers from Nextel Partners, Inc., (NASDAQ: NXTP). Nextel’s domestic operations added approximately 500,900 new subscribers during the fourth-quarter 2001 and 1.99 million subscribers during the year. Nextel’s proportionate share in Nextel Partners net additions during the fourth quarter was 26,200.

Operating cash flow (earnings before interest, restructuring charges, taxes, depreciation and amortization, or EBITDA) from domestic operations increased 36% during 2001 — from $1.40 billion in 2000 to $1.90 billion in 2001. Full-year operating cash flow results exclude a restructuring charge of $22 million, which was reported in the second quarter of 2001. Domestic operating cash flow grew 29% to $539 million during the fourth quarter as compared with $418 million in the fourth-quarter 2000.

“Not only did Nextel reach its financial goals in 2001, but the company is off to a good start in 2002,” said Paul Saleh, Nextel’s executive vice president and CFO. “We have laid the groundwork for expanding margins and driving greater capital efficiency. With approximately $5 billion in current liquidity, Nextel has ample flexibility to continue to grow its business and achieve a goal of positive free cash flow by 2004 or earlier after capital spending, debt service obligations and other cash outlays.”

Total minutes of use on the Nextel National Network grew 65% to 51.9 billion for the year 2001. In order to accommodate this robust demand for service, Nextel added approximately 2,800 domestic cell sites to its network during 2001, bringing the total number of sites to approximately 15,500 at year-end. During 2001, Nextel added 6 switches, bringing the total to 81 switches at year-end. During the fourth quarter, Nextel added approximately 1,000 cell sites. Fourth-quarter 2001 capital expenditures were $594 million for domestic operations, excluding capitalized interest. Capital expenditures for the full year of 2001 were $2.38 billion, excluding capitalized interest.

As previously disclosed, Nextel’s consolidated subsidiary, NII Holdings, Inc., reported preliminary fourth-quarter and full-year 2001 results on February 16, 2002, and announced that it expects to record pre-tax non-cash impairment and restructuring charges for the full-year 2001 of between $1 billion and $2 billion in accordance with Statement of Financial Accounting Standards No. 121. The amount of the charge will be finalized in NII Holdings’ and Nextel Communications’ Form 10-K expected to be filed by April 1, 2002, and will be determined based on the expected outcome of NII Holdings’ previously announced proposed debt restructuring efforts. Until that issue has been finalized, Nextel Communications is in a position to report only domestic results today and will not be reporting earnings per share or any other consolidated results until the filing of the annual reports on Form 10-K. NII Holdings’ debt obligations are non-recourse to Nextel Communications, Inc.

About Nextel
Nextel Communications Inc., based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Nextel and Nextel Partners, Inc., currently serve 197 of the top 200 U.S. markets. Through recent market launches, Nextel and Nextel Partners service is available today in areas of the U.S. where approximately 230 million people live or work. In addition, through NII Holdings, Inc., wireless services are provided outside of Nextel’s domestic markets, primarily in selected Latin American markets.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel and NII Holdings’ actual future experience involving any one or more of such matters and subject areas. Nextel and NII Holdings’ have attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from Nextel’s and/or NII Holdings’ current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in Nextel’s and NII Holdings’ reports filed with the SEC, including Nextel and NII Holdings’ annual reports on Form 10-K for the year ended December 31, 2000 and their subsequent quarterly reports on Form 10-Q. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.

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NEXTEL COMMUNICATIONS, INC. — DOMESTIC OPERATIONS
Statements of Operations and Other Data
(in millions)

	For the year ended		For the three months ended
	December 31,		December 31,

	2001	2000	2001	2000

Operating revenues	$7,014	$5,385	$1,882	$1,529
Operating expenses
Cost of revenues	2,538	1,991	670	559
Selling, general and administrative	2,575	1,999	673	552

EBITDA before restructuring charge (1)	1,901	1,395	539	418
Restructuring charge	22	—	—	—
Depreciation and amortization	1,512	1,104	415	309

Operating income	367	291	124	109
Interest expense	(1,139)	(996)	(277)	(261)
Interest income	194	374	41	91
Interest income from investment in NII Holdings senior notes	36	—	11	—
Equity in losses of unconsolidated affiliates	(95)	(98)	(26)	(23)
Other, net	(8)	32	(6)	35

Loss before income tax benefit and extraordinary item	(645)	(397)	(133)	(49)
Income tax benefit	33	30	6	7

Loss before extraordinary item	(612)	(367)	(127)	(42)
Extraordinary item — loss on early retirement of debt, net of
income tax of $0	—	(104)	—	—

Net loss	(612)	(471)	(127)	(42)
Mandatorily redeemable preferred stock dividends	(233)	(209)	(61)	(54)

Loss attributable to common stockholders	$(845)	$(680)	$(188)	$(96)

Selected Balance Sheet and Handset Data
(in millions, except handset data)

	December 31,	December 31,
	2001	2000

Cash, cash equivalents and short-term investments	$3,467	$4,200
Property, plant and equipment, net	8,924	7,721
Intangible assets, net	5,851	5,004
Long-term debt, including current portion	13,864	11,278
Capital lease and finance obligations, including current portion	1,001	934
Mandatorily redeemable preferred stock	2,114	1,881
Domestic digital handsets in service (in thousands)	8,667	6,678

	Year Ended		Three Months Ended

	December 31,	December 31,	December 31,	September 30,
	2001	2000	2001	2001

Domestic capital expenditures, excluding capitalized interest	$2,384	$2,976	$594	$534

(1)  EBITDA before restructuring charge represents operating income before depreciation, amortization and restructuring charge.